Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Record Second Quarter Earnings;
11% Increase in Adjusted EPS

HOUSTON, TX, August 22, 2013 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the second fiscal quarter ended August 3, 2013.

Total sales for the quarter increased 3.6% to $395 million from $382 million in the prior year quarter ended July 28, 2012. Comparable store sales increased 1.7%. The Company noted that its men's, children's, junior's, cosmetics and footwear categories all had comparable store sales increases for the quarter that exceeded the Company average. Geographically, the Company's best performing regions were the Southwest and South Central.

The Company reported record adjusted earnings for the second quarter, excluding one-time items, of $0.41 per diluted share. This compares to earnings of $0.37 per diluted share, last year. The Company noted that adjusted earnings per share were up 11% over last year.

“After a slow start to the quarter, sales improved as the weather normalized,” said Michael Glazer, President and Chief Executive Officer. “We ended the quarter with a nice surge from the start of the back-to-school shopping period. We are pleased with our sales performance and record adjusted earnings for the quarter. However, an elevated promotional environment and shortfall in sales at the South Hill stores prevented our earnings from being even higher. While the operational components of the consolidation have been completed, the alignment of merchandise assortments in the stores is taking longer than expected. We are confident that our South Hill stores sales will steadily improve during the fall season as our assortments become more congruent throughout all stores."

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Stage Stores Reports Record
Second Quarter Earnings
Page - 2

For the first six months of the fiscal year, the Company reported total sales of $774 million and a 1.2% comparable store sales increase. Adjusted earnings, excluding one-time items, were $0.39 per diluted share.

Mr. Glazer concluded, “Based on the heightened promotional environment and the overall retail market weakness, it's prudent to adjust our sales and earnings guidance. We are now forecasting comparable store sales for the second half of the year to be flat to up 2.0%. As a result of our lower sales assumption, we are also revising our adjusted earnings outlook for the year to $1.30 to $1.40 per diluted share.”

Reported Earnings and One-Time Items
Including one-time items, the Company reported earnings for the second quarter of $9.6 million, or $0.29 per diluted share. One-time items, which total approximately $6.5 million, or $0.12 per share, are associated with the consolidation of the Company's South Hill, Virginia operations into its Houston headquarters. Of the $6.5 million, $4.4 million is included in gross profit and $2.1 million is included in SG&A expenses. For the first six months of the fiscal year, the Company reported earnings of $2.8 million, or $0.08 per diluted share, this year compared to $11.2 million, or $0.36 per diluted share, last year. One-time items total approximately $16.2 million, or $0.31 per share, this year versus approximately $3.0 million, or $0.06 per share, last year.

FY 2013 Guidance
The Company revised its comparable store sales guidance range for the full year to an increase of 0.6% to 1.6%, which assumes comps of zero to 2.0% for the second half of the year. The Company also revised its adjusted EPS guidance range for the year, excluding one-time items, to $1.30 - $1.40 from $1.45 - $1.55 previously. The one-time items are associated with the consolidation of the Company's South Hill operations into its Houston headquarters and are estimated to be approximately $21.7 million, or $0.41 per diluted share, for the year.

	FY 2013 OUTLOOK			FY 2012
Sales ($mm)	$1,672	—	$1,690	$1,646

Same Store sales	+0.6%	—	+1.6%	+5.7%

Adjusted EPS	$1.30	—	$1.40	$1.33

Diluted Shares (m)	33,600			31,600

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Stage Stores Reports Record
Second Quarter Earnings
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Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its second quarter results. Interested parties can participate in the Company's conference call by dialing 703-639-1414. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts and then the webcast link. A replay of the conference call will be available online until midnight on Friday, August 30, 2013.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 872 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words. In this document, forward-looking statements include comments regarding the Company's comparable store sales outlook for the second half of the fiscal year. Forward-looking statements also include comments regarding the Company's sales, comparable store sales, adjusted EPS and diluted share count outlooks for the 2013 fiscal year. Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2013, and other factors as may periodically be described in our other filings with the SEC. Forward-looking statements speak only as of the date of this document. We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	August 3, 2013		July 28, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$395,331	100.0%	$381,624	100.0%
Cost of sales and related buying, occupancy and distribution expenses	279,862	70.8%	266,450	69.8%
Gross profit	115,469	29.2%	115,174	30.2%
Selling, general and administrative expenses	99,323	25.1%	94,747	24.8%
Store opening costs	122	—%	583	0.2%
Interest expense	708	0.2%	951	0.2%
Income before income tax	15,316	3.9%	18,893	5.0%
Income tax expense	5,709	1.4%	7,231	1.9%
Net income	$9,607	2.4%	$11,662	3.1%

Basic and diluted earnings per share data:
Basic earnings per share	$0.29		$0.37
Basic weighted average shares outstanding	32,762		31,010

Diluted earnings per share	$0.29		$0.37
Diluted weighted average shares outstanding	33,073		31,225

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	August 3, 2013		July 28, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$773,968	100.0%	$747,318	100.0%
Cost of sales and related buying, occupancy and distribution expenses	568,283	73.4%	538,305	72.0%
Gross profit	205,685	26.6%	209,013	28.0%
Selling, general and administrative expenses	198,927	25.7%	187,487	25.1%
Store opening costs	1,094	0.1%	1,528	0.2%
Interest expense	1,294	0.2%	1,782	0.2%
Income before income tax	4,370	0.6%	18,216	2.4%
Income tax expense	1,619	0.2%	6,972	0.9%
Net income	$2,751	0.4%	$11,244	1.5%

Basic and diluted earnings per share data:
Basic earnings per share	$0.08		$0.36
Basic weighted average shares outstanding	32,534		30,773

Diluted earnings per share	$0.08		$0.36
Diluted weighted average shares outstanding	32,908		30,988

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	August 3, 2013	February 2, 2013
ASSETS
Cash and cash equivalents	$34,146	$17,937
Merchandise inventories, net	442,250	413,928
Prepaid expenses and other current assets	43,743	35,467
Total current assets	520,139	467,332

Property, equipment and leasehold improvements, net	289,769	290,701
Intangible asset	14,910	14,910
Other non-current assets, net	25,399	21,928
Total assets	$850,217	$794,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$142,825	$110,826
Accrued expenses and other current liabilities	66,672	97,246
Total current liabilities	209,497	208,072

Long-term debt obligations	56,240	11,585
Other long-term liabilities	110,290	110,344
Total liabilities	376,027	330,001

Commitments and contingencies	—	—

Common stock, par value $0.01, 100,000 shares authorized, 32,809 and 32,014 shares issued, respectively	328	320
Additional paid-in capital	390,589	376,615
Less treasury stock - at cost, 0 and 0 shares, respectively	(898)	(701)
Accumulated other comprehensive loss	(5,946)	(6,135)
Retained earnings	90,117	94,771
Total stockholders' equity	474,190	464,870
Total liabilities and stockholders' equity	$850,217	$794,871

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012
Cash flows from operating activities:
Net income	$2,751	$11,244
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization and impairment of long-lived assets	30,664	30,262
Loss on retirements of property and equipment	261	—
Deferred income taxes	70	449
Tax benefit (deficiency) from stock-based compensation	1,779	(893)
Stock-based compensation expense	4,025	3,436
Amortization of debt issuance costs	129	288
Excess tax benefits from stock-based compensation	(1,998)	(550)
Deferred compensation obligation	197	54
Amortization of employee benefit related costs	305	206
Construction allowances from landlords	1,418	1,377
Changes in operating assets and liabilities:
Increase in merchandise inventories	(28,322)	(48,601)
(Increase) decrease in other assets	(11,889)	4,414
(Decrease) increase in accounts payable and other liabilities	(344)	24,716
Total adjustments	(3,705)	15,158
Net cash (used in) provided by operating activities	(954)	26,402

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(29,937)	(22,621)
Proceeds from disposal of assets	11	—
Net cash used in investing activities	(29,926)	(22,621)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	214,725	190,405
Payments of revolving credit facility borrowings	(169,650)	(174,175)
Payments of long-term debt obligations	(363)	(18,327)
Repurchases of common stock	—	(61)
Payments for stock related compensation	(2,165)	(455)
Proceeds from exercise of stock awards	9,949	7,846
Excess tax benefits from stock-based compensation	1,998	550
Cash dividends paid	(7,405)	(5,558)
Net cash provided by financing activities	47,089	225
Net increase in cash and cash equivalents	16,209	4,006

Cash and cash equivalents:
Beginning of period	17,937	18,621
End of period	$34,146	$22,627

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands, except earnings per share)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net income:
On a U.S. GAAP basis	$9,607	$11,662	$2,751	$11,244
South Hill consolidation related charges, net of tax of $2,367 and $5,983, respectively	4,104	—	10,166	—
Former Chief Executive Officer resignation related charges, net of tax of $1,148	—	—	—	1,852
On a non-U.S. GAAP basis	$13,711	$11,662	$12,917	$13,096
Diluted earnings per share:
On a U.S. GAAP basis	$0.29	$0.37	$0.08	$0.36
South Hill consolidation related charges	0.12	—	0.31	—
Former Chief Executive Officer resignation related charges	—	—	—	0.06
On a non-U.S. GAAP basis	$0.41	$0.37	$0.39	$0.42